Exhibit 8.2

2600 WEST BIG BEAVER ROAD, SUITE 300 TROY, MI 48084-3312 TELEPHONE: (248) 433-7200 FACSIMILE: (844) 670-6009 http://www.dickinsonwright.com

April 20, 2018

Crestmark Bancorp, Inc.

5480 Corporate Drive, Suite 350

Troy, Michigan 48098

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Crestmark Bancorp, Inc., a Michigan corporation (“Crestmark”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of January 9, 2018 (the “Agreement”), among Meta Financial Group, Inc., a Delaware corporation (“Meta”), MetaBank, a federally chartered stock savings bank (“MetaBank”), Crestmark, and Crestmark Bank, a Michigan state-chartered bank (“Crestmark Bank”). Pursuant to the Merger Agreement, Crestmark will merge with and into Meta with Meta surviving the merger (the “Merger”). Immediately following the Merger, pursuant to an agreement and plan of merger by and between MetaBank and Crestmark Bank, Crestmark Bank will merge with and into MetaBank, with MetaBank surviving as Meta’s wholly-owned subsidiary (the “Subsidiary Merger” and, together with the Merger, the “Mergers”). Meta filed a Registration Statement on Form S-4 with the SEC under the Securities Act in connection with the Mergers. If the Merger is consummated on the terms and subject to the conditions of the Agreement, then Crestmark will merge with and into Meta, Crestmark’s separate corporate existence will cease, and Meta will continue as the surviving corporation. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

In connection with our opinion expressed below, we have reviewed and relied upon the following (i) the Agreement, (ii) the Registration Statement, (iii) the representations made by Crestmark and Crestmark Bank in their letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letter”), and (iv) such other documents, records and matters of law and fact as in our judgment are necessary to enable us to render the opinion expressed below.

For purposes of the opinion, we have, with your permission and consent, assumed that (i) the Mergers will be consummated pursuant to and in accordance with the Agreement and in the manner described in the Registration Statement, (ii) the facts, information, covenants, representations, warranties and statements (which we neither investigated nor verified) set forth in the Agreement, Registration Statement and other documents referenced above are, and will remain, true, complete and correct as of the Effective Time and the effective time of the Subsidiary Merger, (iii) the statements, representations, covenants and agreements of Crestmark and Crestmark Bank set forth in the Representation Letter are, and will remain, true, complete

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and correct as of the Effective Time and the effective time of the Subsidiary Merger, (iv) any representations made in the Representation Letter or the Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete and made without such qualification, and (v) Crestmark, Crestmark Bank, Meta and MetaBank and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. Our opinion as expressed below may be adversely affected if any of the assumptions described above nor later become inaccurate for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Agreement or Registration Statement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the IRS, and other administrative pronouncements, all as in effect on the date hereof, and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). We can provide no assurances as to the effect that any change may have on the opinion we express below. An opinion of counsel is not binding on the IRS or the courts, and there can be no assurances that the IRS would not take, or a court would not sustain, a position contrary to the opinion set forth below.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Except as set forth above, we express no other opinion. No opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.

Sincerely,

/s/ Dickinson Wright PLLC

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